Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Milacron Holdings Corp.

We have audited the accompanying consolidated balance sheets of Milacron Holdings Corp. (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in the Index at Item 15(a) (2). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Milacron Holdings Corp. at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U. S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Milacron Holdings Corp’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 28, 2017 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Cincinnati, Ohio

February 28, 2017, except for Note 1, as to which the date is May 2, 2017

MILACRON HOLDINGS CORP.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
	(in millions, except share data)
Assets
Current assets:
Cash and cash equivalents	$130.2	$67.5
Accounts receivable, less allowance for doubtful accounts of $8.2 and $6.3 at December 31, 2016 and 2015, respectively	182.3	204.4
Inventories, net:
Raw materials	81.3	81.1
Work-in-process	52.6	48.3
Finished products	115.6	109.5

Total inventories	249.5	238.9
Prepaid and other current assets	46.3	38.6

Total current assets	608.3	549.4
Property and equipment, net	243.7	221.8
Goodwill	507.9	530.1
Intangible assets, net	341.8	380.1
Other noncurrent assets	20.3	14.9

Total assets	$1,722.0	$1,696.3

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$7.0	$7.4
Long-term debt and capital lease obligations due within one year	0.3	0.4
Accounts payable	92.5	79.2
Advanced billings and deposits	52.7	39.7
Accrued salaries, wages and other compensation	26.7	30.8
Accrued interest	13.9	13.9
Other current liabilities	59.7	52.5

Total current liabilities	252.8	223.9
Long-term debt and capital lease obligations, less unamortized discount and debt issuance costs	934.1	931.9
Deferred income tax liabilities	64.4	66.2
Accrued pension liabilities	27.8	25.2
Other noncurrent accrued liabilities	8.0	8.2

Total liabilities	1,287.1	1,255.4
Shareholders’ equity:
Preferred stock - $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock - $0.01 par value, 500,000,000 shares authorized; 68,473,561 and 67,296,678 issued and outstanding as of December 31, 2016 and 2015, respectively	0.7	0.7
Capital in excess of par value	661.0	648.7
Retained deficit	(68.9)	(99.4)
Accumulated other comprehensive loss	(157.9)	(109.1)

Total shareholders’ equity	434.9	440.9

Total liabilities and shareholders’ equity	$1,722.0	$1,696.3

See accompanying notes

MILACRON HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2016	2015	2014
	(in millions, except per share data)
Net sales	$1,166.7	$1,179.5	$1,211.3
Cost of sales	770.9	775.6	792.3

Manufacturing margins	395.8	403.9	419.0
Operating expenses:
Selling, general and administrative expenses	252.4	261.1	266.9
Amortization expense	31.3	35.9	44.2
(Gain) loss on currency translation	(3.3)	21.6	16.3
Other expense, net	9.8	13.5	6.5

Total operating expenses	290.2	332.1	333.9

Operating earnings	105.6	71.8	85.1
Interest expense, net	60.9	68.0	74.6
Loss on debt extinguishment	—	22.2	3.4

Earnings (loss) before income taxes	44.7	(18.4)	7.1
Income tax expense	14.2	20.4	22.0

Net earnings (loss)	30.5	(38.8)	(14.9)
Less: Net loss attributable to the noncontrolling interest	—	—	0.1

Net earnings (loss) attributable to Milacron Holdings Corp.	$30.5	$(38.8)	$(14.8)

Earnings (loss) per share:
Basic	$0.45	$(0.65)	$(0.28)

Diluted	$0.43	$(0.65)	$(0.28)

See accompanying notes

MILACRON HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Net earnings (loss)	$30.5	$(38.8)	$(14.9)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(45.5)	(59.1)	(49.1)
Unrecognized postretirement plan (loss) gain	(2.7)	1.0	(4.1)
Unrealized (loss) gain on hedging activities	(0.6)	3.1	(1.3)

Total other comprehensive loss, net of tax	(48.8)	(55.0)	(54.5)

Comprehensive loss	(18.3)	(93.8)	(69.4)
Less: Comprehensive loss attributable to noncontrolling interest	—	—	0.1

Comprehensive loss attributable to Milacron Holdings Corp.	$(18.3)	$(93.8)	$(69.3)

See accompanying notes

MILACRON HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock (Shares)	Common Stock	Capital In Excess of Par Value	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Totals
	(in millions, except share data)
Balance at December 31, 2013	52,101,776	$0.5	$494.6	$(45.8)	$0.4	$0.4	$450.1
Purchase of noncontrolling interest	—	—	(1.6)	—	—	(0.3)	(1.9)
Capital contribution	182,305	—	1.8	—	—	—	1.8
Stock-based compensation activity	2,019	—	4.8	—	—	—	4.8
Net loss	—	—	—	(14.8)	—	(0.1)	(14.9)
Other comprehensive loss, net of tax	—	—	—	—	(54.5)	—	(54.5)

Balance at December 31, 2014	52,286,100	0.5	499.6	(60.6)	(54.1)	—	385.4
Capital contribution	14,703,931	0.2	293.8	—	—	—	294.0
Initial public offering issuance costs	—	—	(21.3)	—	—	—	(21.3)
Dividends paid	—	—	(144.6)	—	—	—	(144.6)
Stock-based compensation activity	306,647	—	21.2	—	—	—	21.2
Net loss	—	—	—	(38.8)	—	—	(38.8)
Other comprehensive loss, net of tax	—	—	—	—	(55.0)	—	(55.0)

Balance at December 31, 2015	67,296,678	0.7	648.7	(99.4)	(109.1)	—	440.9
Stock-based compensation activity	1,176,883	—	12.3	—	—	—	12.3
Net earnings	—	—	—	30.5	—	—	30.5
Other comprehensive loss, net of tax	—	—	—	—	(48.8)	—	(48.8)

Balance at December 31, 2016	68,473,561	$0.7	$661.0	$(68.9)	$(157.9)	$—	$434.9

See accompanying notes

MILACRON HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Operating activities
Net earnings (loss)	$30.5	$(38.8)	$(14.9)
Less: Net loss attributable to noncontrolling interest	—	—	0.1

Net earnings (loss) attributable to Milacron Holdings Corp.	30.5	(38.8)	(14.8)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	59.9	62.7	71.6
Unrealized (gain) loss on currency translation of intercompany advances	(1.6)	23.3	13.8
Amortization of debt issuance costs	3.8	4.0	4.7
Gain on termination of postretirement plan	—	(1.5)	—
Loss on debt extinguishment	—	22.2	3.4
Trademark impairment	—	2.2	—
Other non-cash asset impairment	1.6	—	—
Non-cash stock-based compensation expense	5.3	20.8	4.8
Deferred income taxes	(8.6)	(5.3)	(0.4)
Changes in assets and liabilities:
Accounts receivable	16.2	(28.3)	(15.8)
Inventories	(16.0)	(8.8)	(36.0)
Prepaid and other current assets	(8.9)	2.0	(4.5)
Accounts payable	12.5	(3.1)	6.3
Advanced billings and deposits	13.9	(17.1)	(2.7)
Other current liabilities	1.8	3.3	8.1
Other noncurrent assets	5.0	0.5	(0.5)
Other noncurrent accrued liabilities	0.8	(1.3)	1.2

Net cash provided by operating activities	116.2	36.8	39.2
Investing activities
Purchases of property and equipment	(57.3)	(52.7)	(41.4)
Proceeds from disposals of property and equipment	0.9	1.6	0.1
Acquisitions, net of cash acquired	—	(22.2)	(53.0)

Net cash used in investing activities	(56.4)	(73.3)	(94.3)
Financing activities
Proceeds from issuance of long-term debt (original maturities longer than 90 days)	—	806.3	151.5
Payments on long-term debt and capital lease obligations (original maturities longer than 90 days)	(0.8)	(885.0)	(108.4)
Net (decrease) increase in short-term borrowings (original maturities of 90 days or less)	—	(1.1)	0.4
Purchase of noncontrolling interest	—	—	(1.9)
Dividends paid	—	(144.6)	—
Proceeds from the issuance of common stock	—	294.0	1.8
Initial public offering issuance costs	—	(21.3)	—
Proceeds from exercise of stock options	7.0	0.4	—
Debt extinguishment costs	—	(13.8)	(1.6)
Debt issuance costs	—	(7.1)	(2.2)

Net cash provided by financing activities	6.2	27.8	39.6
Effect of exchange rate changes on cash	(3.3)	(5.3)	(3.7)

Increase (decrease) in cash and cash equivalents	62.7	(14.0)	(19.2)
Cash and cash equivalents at beginning of year	67.5	81.5	100.7

Cash and cash equivalents at end of year	$130.2	$67.5	$81.5

See accompanying notes

MILACRON HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Supplemental cash flow information:
Cash paid during the period for:
Interest	$58.6	$67.4	$71.3
Income taxes, net	$24.6	$23.2	$18.0
Significant non-cash transactions:
Accrued expenditures for property and equipment at December 31,	$5.2	$2.4	$5.9

See accompanying notes

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2016 and 2015 and for the

Years Ended December 31, 2016, 2015 and 2014

1. Background and Basis of Presentation

Milacron Holdings Corp. (the “Company” or “Milacron”) is a global leader in the manufacture, distribution, and service of highly engineered and customized systems used in the plastic technology and processing industry. The Company has a full-line product portfolio that includes hot runner systems, injection molding, blow molding and extrusion equipment and produces process control systems, mold bases and components and maintenance, repair and operating (“MRO”) supplies for plastic processing equipment and fluid technology. The Company operates throughout the world and is headquartered in Cincinnati, Ohio.

Initial Public Offering

On June 30, 2015, the Company completed its initial public offering (“IPO”) whereby the Company sold 14,285,714 shares of common stock at a price of $20.00 per share. The shares began trading on the New York Stock Exchange on June 25, 2015. The aggregate net proceeds received by the Company from the offering was approximately $265.0 million, net of underwriting discounts and commissions and estimated offering expenses. The net proceeds were used to repay existing indebtedness as further described in Note 5.

In July 2015 the Company’s underwriters exercised their option to purchase additional shares of the Company’s common stock. The underwriters purchased 415,600 shares of the Company’s common stock at the public offering price of $20.00 per share, less the underwriting discount, and on July 29, 2015 the Company received $7.8 million in proceeds, net of the underwriting discount. These net proceeds were used for general corporate purposes.

Principles of Consolidation and Basis of Presentation

The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of the Company, its majority-owned subsidiaries and entities over which the Company has control. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities at the reporting date and the amounts of revenue and expenses in the periods presented in the Consolidated Financial Statements. Actual results could differ from these estimates. The Company’s results are affected by economic, political, legislative, regulatory and legal actions. Economic conditions, such as recessionary trends, inflation, interest and monetary exchange rates, governmental fiscal policies and changes in the prices of raw materials, can have a significant effect on estimates recognized.

Foreign Currency

Assets and liabilities of the Company’s non-U.S. operations, whose functional currency is the local currency, are translated into U.S. dollars at period-end exchange rates. Income and expense items are translated at the average rates of exchange during the period. Net exchange gains or losses resulting from such translation are included in accumulated other comprehensive loss, a component of shareholders’ equity, and included in net earnings only upon sale or liquidation of the underlying foreign subsidiary. Foreign currency transaction gains and losses are recognized in net earnings based on differences between foreign exchange rates on the transaction date and the settlement date. Intercompany foreign currency transactions, including intercompany advances, that are not long-term in nature are recorded within (gain) loss on currency translation within the Consolidated Statements of Operations.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and all highly liquid investments with original maturities of three months or less. The carrying value of cash and cash equivalents approximates fair value.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. Background and Basis of Presentation (continued)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists of amounts owed to the Company through product shipments and services provided and is presented net of an allowance for doubtful accounts. The Company grants credit to its customers in the normal course of business. To reduce credit risk, the Company performs credit investigations prior to accepting new customers and prior to adjusting existing credit limits.

The estimate of the allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit loss in the Company’s existing accounts receivable. The Company regularly reviews the adequacy of its allowance for doubtful accounts. The Company determines the allowance based upon an analysis of prior collection experience, specific customer creditworthiness and economic trends within the industries the Company serves. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligation (e.g., bankruptcy filings), the Company records a specific reserve to reduce the receivable to the amount reasonably believed to be collected. When an account is considered uncollectible, it is written off against the allowance for doubtful accounts.

Inventories

Inventories consist of metalworking fluids and chemicals, machinery parts and supplies, and machines and components manufactured or in the process of assembly. Inventories are stated at the lower of cost or market. The principal methods of determining costs are average or standard costs, which approximate the first-in, first-out method.

Inventories are recorded net of reserves for obsolescence of $16.8 million and $10.7 million at December 31, 2016 and 2015, respectively. The inventory obsolescence reserve is determined by specific identification, as well as an estimate based on age, saleability and market conditions.

Debt Issuance Costs

The Company capitalizes costs associated with the issuance of debt and amortizes these costs over the lives of the debt instruments using the effective interest method or the straight-line method based on the terms of the underlying debt instrument. These costs are recorded as debt issuance costs as a direct reduction from the carrying amount of the corresponding debt liability in the accompanying Consolidated Balance Sheets and the related amortization of debt issuance costs is included within interest expense, net within the Consolidated Statements of Operations and amounted to $3.8 million, $4.0 million and $4.7 million for the years ended December 31, 2016, 2015 and 2014, respectively. Upon the prepayment of the related debt, the Company accelerates the recognition of an appropriate amount of the costs.

Property and Equipment

Expenditures for property and equipment, including amounts related to capital leases, are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. Buildings are generally depreciated over useful lives of 20 to 45 years and machinery and equipment over useful lives of 3 to 12 years. Leasehold improvements are depreciated over the shorter of their estimated useful life or the remaining term of the associated lease. Repairs, betterments, and renewals that extend the life of the asset are capitalized. Other repairs and maintenance expenditures are expensed as incurred.

Property and equipment consist of the following as of:

	December 31,
	2016	2015
	(in millions)
Land	$28.3	$29.6
Buildings	98.0	73.5
Machinery and equipment	223.5	201.0

	349.8	304.1
Accumulated depreciation	(106.1)	(82.3)

	$243.7	$221.8

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. Background and Basis of Presentation (continued)

The Company recorded depreciation expense of $28.6 million, $26.8 million and $27.4 million for the years ended December 31, 2016, 2015 and 2014, respectively. The Company allocates depreciation expense to cost of sales and selling, general and administrative expense as appropriate.

Goodwill and Other Intangible Assets

Goodwill represents the excess of acquisition cost over the estimated fair value of net assets acquired in business combinations. Intangible assets are recorded at cost, and those intangible assets with finite lives are amortized over their respective estimated useful lives. The Company estimates the useful lives of the intangible assets acquired in business combinations based on information available at the time of acquisition. In establishing the useful lives of acquired customer relationships, the Company considered the buying patterns and length of time that the acquired customers have purchased the Company’s products as well as the estimated future cash flows the Company anticipates to be generated from these customers. For technology, the Company considered the likelihood of competitors creating new competing technologies. For trademarks, the Company considered how well the acquired trademarks are known throughout the industry and are expected to continue to generate positive cash flows in the future. The useful lives of non-compete agreements are equal to the respective agreement terms.

The Company performs an annual impairment test on all existing goodwill and other indefinite lived assets on October 1 of each year and whenever events or circumstances make it more likely than not that impairment may have occurred. The Company tested goodwill for impairment based on its identified reporting units.

As a result of the adoption of Accounting Standards Update (“ASU”) No. 2011-08, “Testing Goodwill for Impairment,” the Company may first assess a range of qualitative factors including, but not limited to, macroeconomic conditions, industry conditions, the competitive environment, changes in the market for the Company’s products and services, regulatory and political developments, entity-specific factors such as strategies and financial performance, when evaluating the potential for impairment of goodwill. For reporting units in which this assessment is not conclusive that it is more likely than not that the fair value is greater than its carrying value, the Company will perform a two-step impairment test.

The first step compares the estimated fair value of a reporting unit with its carrying amount, including goodwill allocated to each reporting unit (Step 1). If the estimated fair value of the reporting unit is in excess of the carrying value, the related goodwill is considered not to be impaired, and no further analysis is necessary. If the carrying amount of the reporting unit exceeds the estimated fair value, there is an indication of potential impairment, and a second step of testing is performed to measure the amount of the impairment, if any, for that reporting unit.

When required, the second step compares the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit determined in step one over the fair value of the net assets and identifiable intangible assets as if the reporting unit were being acquired. Any excess of the carrying value of the reporting unit goodwill over the implied fair value of the reporting unit goodwill will be recorded as an impairment loss.

The Company performed a quantitative impairment test, Step 1, for all reporting units as of October 1, 2016. The Company’s determination of estimated fair value of each reporting unit was determined using a combination of the market approach and the income approach. Under the market approach, fair value is based on revenue and earnings multiples for guideline public companies in the reporting unit’s peer group. The market approach requires significant judgment regarding the selection of guideline companies. Under the income approach, value is determined based upon the estimate of future positive cash flows to be derived from ownership. The income approach requires significant judgment including estimates about future cash flows and risk-adjusted discount rates. A combination of the methodologies is used and weighted appropriately for each reporting unit.

The Company also tests its indefinite-lived intangible assets, consisting of trademarks, for impairment using a “relief-from-royalty” method. Significant assumptions inherent in the methodologies are employed and include such estimates as royalty and discount rates.

The Company performed its annual impairment test of goodwill and indefinite-lived intangible assets in 2016, 2015 and 2014, none of which resulted in the recognition of impairment charges. For further information on goodwill and other intangible assets refer to Note 3.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. Background and Basis of Presentation (continued)

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Examples of events or changes in circumstances could include, but are not limited to, a prolonged economic downturn, current period operating or cash flow losses combined with a history of losses or a forecast of continuing losses associated with the use of an asset group, or a current expectation that an asset group will be sold or disposed of before the end of its previously estimated useful life. Recoverability of long-lived assets is assessed by a comparison of the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset or group of assets. If estimated future undiscounted net cash flows are less than the carrying amount of the asset or group of assets, the asset is considered impaired and a loss is recognized in an amount required to reduce the carrying amount of the asset to its then estimated fair value. Fair value generally is determined from estimated discounted future net cash flows (for assets held for use) or net realizable value (for assets held for sale).

Self-Insurance Reserves

The Company is primarily self-insured for many types of risks, including, but not limited to, general liability, auto liability, product liability, environmental claims and workers’ compensation for most domestic employees. The Company establishes undiscounted reserves for the estimated ultimate cost of all asserted and unasserted claims incurred and is established based on historical experience and known or estimated ultimate exposure. The Company’s exposure, except for certain environmental claims, is limited by excess liability coverage. Workers’ compensation claims in excess of certain limits are insured with commercial carriers. Reserves, gross of expected recoveries, are included in current and noncurrent liabilities. Expected recoveries from excess carriers are included in noncurrent assets.

Employee Benefit Plans

The Company maintains defined contribution plans for its U.S. employees and certain non-U.S. employees. Certain of the Company’s non-U.S. subsidiaries in Germany and the United Kingdom sponsor defined benefit pension plans for certain non-U.S. employees. The Company’s policy is to fund the plans in accordance with applicable laws and regulations and the funded status of the Company’s defined benefit plans is recognized in the Consolidated Balance Sheets. The funded status is measured as the difference between the fair value of plan assets and the benefit obligation at December 31, the measurement date. For defined benefit pension plans, the benefit obligation is the projected benefit obligation (PBO). The PBO represents the actuarial present value of benefits expected to be paid upon retirement based on estimated future compensation levels. The fair value of plan assets represents the current market value of assets. The measurement of the benefit obligation is based on the Company’s estimates and actuarial valuations. These valuations reflect the terms of the plans and use participant-specific information such as compensation, age and years of service, as well as certain key assumptions that require significant judgment, including, but not limited to, estimates of discount rates, expected return on plan assets, rate of compensation increases, interest crediting rates and mortality rates. For additional information regarding plan assumptions and the current financial position of the Company’s defined benefit pension plans, see Note 6.

Revenue Recognition

The Company records revenue on products when persuasive evidence of an arrangement exists, legal title has passed and the risks and rewards of ownership are transferred, the sales price is fixed and determinable, all significant contractual obligations have been satisfied and the collectability of the sales price is reasonably assured.

The Company offers volume discounts and rebates to certain customers. Discounts and rebates offered are based on the volume of a particular order or volume of purchases during a given period and are recognized in net sales within the Consolidated Statements of Operations.

Appropriate allowances for returns are recorded at the time revenue is recognized. The Company continually evaluates the creditworthiness of its customers and enters into sales contracts only when collection of the sales price is reasonably assured. For sales of plastic processing machinery, customers are generally required to make substantial down-payments prior to shipment, which helps to ensure collection of the full price. These down-payments are classified within advanced billings and deposits on the Consolidated Balance Sheets.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. Background and Basis of Presentation (continued)

Cost of Sales

Costs associated with net sales are recorded in cost of sales. Cost of sales includes the costs of receiving, producing, inspecting, warehousing, insuring, and shipping goods during the period, as well as depreciation and amortization of long-lived assets used in these processes. Cost of sales also includes shipping and handling costs associated with the delivery of goods to customers and costs associated with internal transfers between plant locations.

Advertising Costs

Advertising costs are charged to expense as incurred and include amounts related to participation in trade shows. The Company incurred advertising costs of $5.4 million, $7.5 million and $6.7 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Warranty Costs

A reserve for estimated warranty costs is recorded at the time of sale of machinery and parts and these estimates are based on historical warranty claim experience, with subsequent adjustments for ongoing claims exposure. The reserve for estimated warranty costs is included in other current liabilities in the accompanying Consolidated Balance Sheets.

The following table summarizes changes in the Company’s warranty reserves:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Balance at the beginning of year	$8.3	$8.6	$8.5
Warranty expense	13.0	13.2	13.2
Warranty assumed as a result of acquisitions	—	—	0.5
Warranty claims paid	(12.5)	(12.8)	(13.0)
Foreign currency translation adjustments	(0.1)	(0.7)	(0.6)

Balance at the end of year	$8.7	$8.3	$8.6

Stock-Based Compensation

The Company accounts for stock-based payment transactions in which the Company receives employee services in exchange for equity instruments of the Company. Stock-based compensation, including grants of stock options and restricted stock, is measured in the Consolidated Statements of Operations based on the grant date fair values of the stock-based awards.

The compensation expense recognized for each stock-based award is recognized ratably on a straight-line basis over the requisite service period except for performance-based awards which are recognized over the requisite service period if it is probable that the performance conditions will be satisfied. Stock-based compensation expense is reported within selling, general and administrative expenses in the Consolidated Statements of Operations. The Company will recognize a benefit from stock-based compensation in equity if an incremental tax benefit is realized by following the ordering provisions of the tax law. Further, stock-based compensation expense is recorded net of estimated forfeitures and, as such, only those stock-based awards that the Company expects to vest are recognized as expense. Additional information regarding stock-based compensation can be found in Note 9.

Research and Development

Expenditures for research and development are expensed as incurred and included in selling, general and administrative expense in the accompanying Consolidated Statements of Operations. The Company incurred research and development expenses of $21.1 million, $21.8 million and $24.3 million for the years ended December 31, 2016, 2015 and 2014, respectively.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. Background and Basis of Presentation (continued)

Income Taxes

The Company is subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment in the forecasting of taxable income using historical and projected future operating results is required in determining the Company’s provision for income taxes and the related assets and liabilities. The provision for income taxes includes income taxes paid, currently payable or receivable, and deferred taxes including those related to investments in foreign subsidiaries that are not permanent in nature. Under U.S. GAAP, deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be settled or realized. Deferred tax assets are also recognized for the estimated future effects of tax loss carryforwards. The effect of changes in tax rates on deferred taxes is recognized in the period in which the enactment dates change.

The Company regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The determination as to whether a deferred tax asset will be realized is made on a jurisdictional basis and is based on the evaluation of positive and negative evidence. This evidence includes historical pre-tax and taxable income, projected future taxable income, the expected timing of the reversal of temporary differences and the implementation of tax planning strategies. Projected future taxable income is based on expected results and assumptions as to the jurisdiction in which the income will be earned. The expected timing of the reversals of existing temporary differences is based on current tax law and the Company’s tax methods of accounting.

The Company records income tax liabilities for uncertain foreign and domestic tax positions utilizing the prescribed recognition and measurement principles under U.S. GAAP.

Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the Consolidated Financial Statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

The Company estimates fair value of its financial instruments utilizing an established three-level hierarchy. The hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date as follows:

•	Level 1-Valuation is based upon unadjusted quoted prices for identical assets or liabilities in active markets.

•	Level 2-Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial statements.

•	Level 3-Valuation is based upon other unobservable inputs that are significant to the fair value measurements.

Derivative Financial Instruments

The Company’s risk management strategy includes the use of derivative instruments, specifically foreign currency forward exchange contracts, to reduce the effects on its operating results and cash flows from fluctuations caused by volatility in currency exchange rates. The Company recognizes all derivative instruments as either assets or liabilities in the Consolidated Balance Sheets at their respective estimated fair values. The accounting for changes in the fair value (i.e., unrealized gains or losses) of a derivative instrument depends on whether it has been designated, and is highly effective, as a hedge and further,

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. Background and Basis of Presentation (continued)

on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, the Company designates the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. Changes in the fair value of derivative instruments that are highly effective and designated as cash flow hedges are reported as a component of other comprehensive income (loss) (“OCI”) and reclassified into earnings in the same line-item associated with the forecasted transaction and in the same period during which the hedged transaction impacts earnings. The change in the fair value of the ineffective portion of a derivative instrument and the change in the fair value of derivative instruments that are not designated as hedges are recognized in earnings immediately.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. Background and Basis of Presentation (continued)

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606, as further amended, affects virtually all aspects of an entity’s revenue recognition, including determining the measurement of revenue and the timing of when it is recognized for the transfer of goods or services to customers. Topic 606 is effective for the Company beginning January 1, 2018. The guidance permits two methods of adoption - retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (modified retrospective method). We currently anticipate adopting the standard using the modified retrospective method as of January 1, 2018. We are evaluating the effect that the adoption will have on the Company’s Consolidated Financial Statements.

In April 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs, which simplifies the presentation of debt issuance costs by requiring debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs was not affected by this ASU. The Company elected to early adopt this ASU as of December 31, 2015 on a retrospective basis.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes: Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). This ASU requires that deferred tax assets and liabilities be classified as noncurrent instead of separating the deferred taxes into current and noncurrent amounts. ASU No. 2015-17 is effective for annual periods beginning after December 15, 2016, and interim periods within that reporting period on either a prospective or retrospective basis. Early adoption is permitted for financial statements that have not been previously issued. The Company elected to early adopt the ASU as of December 31, 2015 on a prospective basis.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than twelve months. Leases will be either classified as finance or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 also requires significant additional disclosures about the amount, timing and uncertainty of cash flows from leases. ASU 2016-02 is effective for the Company beginning January 1, 2019 with early adoption allowed and practical expedients to measure the effect of adoption also being allowed. The Company is currently evaluating the effect that the adoption will have on the Company’s Consolidated Financial Statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for the Company beginning January 1, 2017 and early adoption is permitted. The Company is currently evaluating the effect that the adoption will have on the Company’s Consolidated Financial Statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230) (“ASU 2016-15”). ASU 2016-15 clarifies the classification of certain cash receipts and cash payments within the statement of cash flows to reduce diversity in practice. ASU 2016-15 is effective beginning January 1, 2018 and early adoption is permitted. The Company elected to early adopt ASU 2016-15, effective January 1, 2017. Upon adoption, ASU 2016-15 is required to be adopted retrospectively. Accordingly, the Company has reclassified certain debt extinguishment costs paid for the years ended December 31, 2015 and 2014 from operating activities to financing activities within the Company’s Consolidated Statements of Cash Flows for the years then ended. The adoption of ASU 2016-15 had no impact on the Company’s Consolidated Balance Sheets or Consolidated Statements of Operations as a result of the cash flow reclassifications.

Reclassifications

Certain amounts in the prior period Consolidated Financial Statements have been reclassified to conform to the current year’s presentation.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. Business Combinations

2014 Acquisitions

During 2014, the Company completed five acquisitions including a U.S. manufacturer of turn-key, co-injection molding equipment and a high-precision component supplier to the plastics industry located in the Czech Republic. The acquisitions provide the Company with incremental scale to enable facility consolidation and also result in the addition of intellectual property related to hot runner system design and functionality. The total consideration, net of cash acquired, related to the acquisitions in 2014 was $50.4 million.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. Business Combinations (continued)

The Company accounted for the acquisitions using the acquisition method of accounting in accordance with applicable U.S. GAAP whereby the total purchase price was allocated to tangible and intangible assets acquired and liabilities assumed based on respective estimated fair values. The following table summarizes the values of the assets acquired and liabilities assumed at the date of acquisition (in millions):

Accounts receivable	$2.7
Total inventories	4.8
Prepaid and other current assets	4.3
Property and equipment	10.2
Intangible assets	13.7
Goodwill	32.2
Accounts payable	(2.4)
Advanced billings and deposits	(6.5)
Other current liabilities	(4.1)
Deferred income tax liabilities	(2.5)
Other noncurrent accrued liabilities	(2.0)

Consideration, net of cash acquired	$50.4

Goodwill was calculated as the excess of the consideration transferred over the net assets recognized and represents several strategic benefits including a comprehensive portfolio of brands, complementary product offerings and attractive synergy opportunities. Goodwill recognized as a result of the acquisitions is not deductible for income tax purposes. See Note 3 for additional information regarding goodwill and other intangible assets.

CanGen Holdings Inc.

On December 1, 2015, the Company acquired all the outstanding equity interests of CanGen Holdings Inc. (“CanGen”), a supplier of highly engineered aftermarket process control components for extrusion and injection molding applications, subject to a working capital settlement. The total consideration, net of cash acquired, to acquire CanGen was $22.2 million.

The Company accounted for the acquisition using the acquisition method of accounting in accordance with applicable U.S. GAAP whereby the total purchase price was allocated to tangible and intangible assets acquired and liabilities assumed based on respective estimated fair values. The following table summarizes the preliminary values of the assets acquired and liabilities assumed at the date of acquisition (in millions):

Accounts receivable	$2.8
Total inventories	1.9
Prepaid and other current assets	0.6
Property and equipment	2.3
Intangible assets	9.4
Goodwill	10.9
Accounts payable	(0.4)
Other current liabilities	(1.2)
Deferred income tax liabilities	(4.1)

Consideration, net of cash acquired	$22.2

Goodwill was calculated as the excess of the consideration transferred over the net assets recognized and represents several strategic benefits including a comprehensive portfolio of brands, complementary product offerings and attractive synergy opportunities. Goodwill recognized as a result of the acquisitions is not deductible for income tax purposes. See Note 3 for additional information regarding goodwill and other intangible assets.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. Business Combinations (continued)

Significant assumptions related to the valuations of assets and liabilities acquired during 2015 and 2014 include the following:

•	Inventory fair values were estimated by significant component. Raw materials were valued at current replacement costs and work-in-process was valued at the estimated selling prices of finished goods less the sum of costs to complete, costs of disposal and reasonable profit allowances for completing and selling efforts based on profits for similar finished goods. Finished goods were valued at estimated selling prices less the sum of costs of disposal and reasonable profit allowances for the selling efforts.

•	Property and equipment fair values were estimated at their highest and best use value, using a combination of the cost and market approaches. Several key factors affected the values by location, including physical deterioration and age, functional obsolescence and economic obsolescence.

•	Identified intangible assets include trademarks, technology, and customer relationships which were determined based on a combination of the income approach, the market approach and the cost approach.

•	Short-term borrowing, long-term debt and capital lease obligation fair values were determined using a discounted cash flow basis and approximates face value, as most of the Company’s debt bears a floating interest rate or was issued on the Acquisition Date.

Acquisition related costs were expensed as incurred and included legal fees and advisory services. The Company incurred acquisition related costs of $0.4 million and $1.1 million for the years ended December 31, 2015 and 2014, respectively. These costs are included in other expense, net within the Consolidated Statements of Operations.

3. Goodwill and Other Intangible Assets

The following table summarizes the changes in the Company’s goodwill, by reportable segment, for the years ended December 31, 2016, 2015 and 2014:

	Advanced Plastic Processing Technologies	Melt Delivery and Control Systems	Fluid Technologies	Corporate	Total
	(in millions)
Balance at December 31, 2013	$8.9	$482.4	$46.9	$—	$538.2
Acquisitions	17.2	15.0	—	—	32.2
Foreign currency translation adjustments	—	(21.8)	—	—	(21.8)

Balance at December 31, 2014	26.1	475.6	46.9	—	548.6
Acquisitions	10.9	—	—	—	10.9
Foreign currency translation adjustments	—	(29.4)	—	—	(29.4)

Balance at December 31, 2015	37.0	446.2	46.9	—	530.1
Foreign currency translation adjustments	—	(22.2)	—	—	(22.2)

Balance at December 31, 2016	$37.0	$424.0	$46.9	$—	$507.9

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Goodwill and Other Intangible Assets (continued)

The following table summarizes the Company’s other intangible assets at December 31, 2016:

	Gross Amount	Accumulated Amortization	Net Amount
	(in millions)
Intangible assets subject to amortization:
Trademarks	$41.5	$18.2	$23.3
Technology	112.6	36.3	76.3
Customer relationships	222.7	114.9	107.8

Total intangible assets subject to amortization	376.8	169.4	207.4
Trademarks, not subject to amortization	134.4	—	134.4

Total	$511.2	$169.4	$341.8

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Goodwill and Other Intangible Assets (continued)

The following table summarizes the Company’s other intangible assets at December 31, 2015:

	Gross Amount	Accumulated Amortization	Net Amount
	(in millions)
Intangible assets subject to amortization:
Trademarks	$42.6	$14.7	$27.9
Technology	110.9	26.6	84.3
Customer relationships	227.9	98.9	129.0

Total intangible assets subject to amortization	381.4	140.2	241.2
Trademarks, not subject to amortization	138.9	—	138.9

Total	$520.3	$140.2	$380.1

Consolidated amortization expense related to intangible assets subject to amortization was $31.3 million, $35.9 million and $44.2 million for the years ended December 31, 2016, 2015 and 2014, respectively. In connection with the Company’s rebranding initiative and marketing strategy, the Company ceased utilizing certain trademarks within the Advanced Plastic Processing Technologies reportable segment during 2015. The Company concluded this was an indicator of impairment and the Company recognized an impairment charge of $2.2 million during the year ended December 31, 2015, which is included within other expense, net on the Company’s Consolidated Statements of Operations. Estimated annual amortization expense for intangible assets subject to amortization over the next five years is as follows: $27.5 million in 2017, $24.7 million in 2018, $20.8 million in 2019, $17.9 million in 2020 and $16.2 million in 2021.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. Income Taxes

The Company’s provision for income taxes consists of the following:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Current:
United States	$—	$(0.5)	$(0.3)
State and local	0.4	0.3	0.4
Foreign	22.4	25.9	22.3

Total current	22.8	25.7	22.4
Deferred:
United States	0.5	(4.6)	0.1
State and local	(0.1)	(0.2)	(0.2)
Foreign	(9.0)	(0.5)	(0.3)

Total deferred	(8.6)	(5.3)	(0.4)

Total income tax expense	$14.2	$20.4	$22.0

The following sets forth the amount of earnings (loss) before income taxes:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Earnings (loss) before income taxes:
United States	$(30.7)	$(60.3)	$(38.5)
Rest of the world	75.4	41.9	45.6

	$44.7	$(18.4)	$7.1

The Company’s effective income tax rate differs from the amount calculated using the statutory U.S. federal income tax rate, principally due to the following:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Income tax (benefit) expense computed at U.S. federal statutory rate	$15.7	$(6.4)	$2.5
Foreign withholding tax	3.9	4.2	7.0
State and local income taxes, net of federal benefit	0.2	0.1	0.2
Foreign tax differential	(9.1)	(1.0)	(3.1)
Change in tax rates	(1.9)	0.3	—
Change in valuation allowances	0.2	15.7	6.6
Uncertain tax positions	0.7	6.5	0.4
Reduction in valuation allowances for business combination	—	(4.0)	—
Dividend elimination, subpart F and special charges	3.1	2.4	8.7
Other permanent differences	1.5	2.4	2.6
Tax credits	(2.1)	(2.3)	(1.7)
Adjust deferred taxes	0.2	(1.4)	(0.5)
Share-based compensation	0.9	3.0	0.3
Other	0.9	0.9	(1.0)

Income tax expense	$14.2	$20.4	$22.0

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. Income Taxes (continued)

The Company’s effective tax rate can vary significantly from the federal statutory rate primarily due to the level and mix of income among domestic and foreign jurisdictions and the creation and release of valuation allowances. In addition, the 2016 effective tax rate varied from the federal statutory rate due to a benefit of $1.9 million related to a three-year reduced statutory tax rate at one of the Company’s non-U.S. subsidiaries. The reduction in the statutory rate is effective through December 31, 2018 and is expected to be renewed for a successive three-year period, although there can be no guarantees that the tax authority will accept the Company’s application.

Significant components of net deferred tax assets and liabilities are as follows:

	December 31,
	2016	2015
	(in millions)
Deferred tax assets:
Net operating loss and other deferred carryforwards	$86.3	$81.3
Tax credit carryforwards	16.7	17.2
Inventories	6.5	6.7
Employee benefits	13.3	14.3
Accrued liabilities and other	6.5	7.7

Total deferred tax assets	129.3	127.2
Less valuation allowances	(77.7)	(70.0)

Deferred tax assets, net of valuation allowances	51.6	57.2
Deferred tax liabilities:
Goodwill and other intangible assets	79.3	88.3
Property and equipment	11.1	11.4
Undistributed non-U.S. earnings	12.8	20.8

Total deferred tax liabilities	103.2	120.5

Net deferred tax liabilities	$(51.6)	$(63.3)

Deferred income taxes reflect the net effects of temporary differences between the carrying values of assets and liabilities and the tax basis of the assets and liabilities. Net deferred tax assets are recorded in other noncurrent assets in the Consolidated Balance Sheets.

At December 31, 2016, the Company had non-U.S. net operating loss carryforwards, principally in The Netherlands, Germany, Italy and Belgium, totaling $142.2 million, $13.5 million of which will expire between 2018 and 2036. The remaining $128.7 million of non-U.S. net operating losses existing at December 31, 2016 have an indefinite carryforward period. In 2016, the Company utilized $16.0 million of prior net operating loss carryforwards from 2015 and earlier to reduce cash taxes by $4.0 million.

At December 31, 2016, the Company had estimated U.S. net operating loss carryforwards totaling $116.0 million, which are scheduled to expire beginning in 2029. As of December 31, 2016, the Company has determined that it has experienced multiple ownership changes under Internal Revenue Code Section 382 in prior years. As of December 31, 2016, the Company has determined that the net operating loss carryforwards are not subject to material limitations.

At December 31, 2016, the Company had tax credit carryovers, principally in the U.S. and Canada, totaling $16.7 million, $7.3 million of which will expire between 2017 and 2036. The remaining $9.4 million of tax credit carryovers have an unlimited life.

At December 31, 2016, there were $1.1 million of unrecognized deferred tax assets that arose from tax deductions for equity compensation in excess of compensation recognized for financial reporting during years when net operating losses were created. Capital in excess of par value will be increased if such deferred tax assets are realized and reduce current tax payable prior to the adoption of ASU 2016-09. Upon adoption of ASU 2016-09, the unrecognized deferred tax assets that arose from tax deductions for equity compensation in excess of compensation recognized for financial reporting will be recorded with a corresponding increase to the valuation allowance.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. Income Taxes (continued)

During the fourth quarter of 2016, as a result of changing the ownership structure of our German subsidiaries, the Company can elect to file a consolidated German tax return. This tax planning strategy, which had not been previously available until the fourth quarter of 2016, provides significant positive evidence for the future utilization of the deferred tax assets of the newly formed consolidated group. As a result, the Company recognized an $8.5 million income tax benefit related to the reversal of valuation allowances previously recorded against the deferred tax assets of one member of the group.

At December 31, 2016, as a result of an updated analysis of future cash needs in the U.S. and opportunities for investment outside the U.S., the Company asserts that all foreign earnings will be indefinitely reinvested with the exception of certain foreign investments in which earnings and cash generation are in excess of local needs. The Company will continue to monitor its assertion related to investment of foreign earnings. As of December 31, 2016, the Company has provided $12.8 million of deferred tax liabilities for planned repatriations of foreign earnings. The Company intends to indefinitely reinvest approximately $102.5 million and $83.9 million of foreign earnings at December 31, 2016 and 2015, respectively. It is not practicable to estimate the amount of worldwide tax that might be payable if these earnings were ever remitted due to changes in the mix of earnings by country and changes in the Company’s capital structure over time.

The Company recorded a liability of $3.2 million and $18.1 million for uncertain tax positions as of December 31, 2016 and 2015, respectively, of which, $1.6 million and $1.2 million would impact the effective tax rate, net of valuation allowance, respectively. From a combination of statute expirations and audit settlements in the next twelve months, the Company does not expect a decrease in the amount of unrecognized tax benefits. For the remaining balance as of December 31, 2016, it is reasonably possible there could be material changes to the amount of uncertain tax positions due to activities of the taxing authorities, settlement of audit issues and reassessment of existing uncertain tax positions. However, the Company is not able to estimate the impact of these items at this time.

During the third quarter of 2016, an agreement was reached with the tax authority in one of the Company’s foreign jurisdictions. Based upon the settlement, the Company concluded that a previously unrecognized tax benefit met the effective settlement criteria within Accounting Standards Codification (“ASC”) 740. This settlement resulted in a $15.7 million reduction of the Company’s unrecognized tax benefits and corresponding deferred tax assets during the third quarter of 2016; thus, the settlement had no impact on the Company’s Consolidated Statements of Operations.

The Company’s policy is to recognize interest and penalties associated with unrecognized tax benefits within income tax expense within the Consolidated Statements of Operations. The Company has not recognized a liability for interest and penalties as of December 31, 2016 and 2015.

The reconciliation of the beginning and ending total amounts of unrecognized tax benefits (exclusive of interest and penalties) is as follows:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Balance as of beginning of year	$18.1	$1.0	$0.6
Additions for tax positions of prior years	—	11.4	0.1
Additions for tax positions of current year	0.8	6.7	0.5
Reductions due to lapse of statutes and settlements	(15.7)	(1.0)	(0.2)

Balance as of the end of year	$3.2	$18.1	$1.0

The following tax years remain subject to examinations by major tax jurisdictions:

Tax Years
Tax Jurisdiction:
United States	2013 - current
Germany	2010 - current
China	2013 - current
Netherlands	2013 - current
Canada	2011 - current
India	2013 - current

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. Debt

Debt for the Company consists of the following:

	December 31, 2016			December 31, 2015
	Principal	Unamortized Discount and Debt Issuance Costs	Net	Principal	Unamortized Discount and Debt Issuance Costs	Net
	(in millions)
7.75% senior unsecured notes due 2021	$464.4	$7.3	$457.1	$465.0	$9.1	$455.9
Senior secured term loan facility due September 2020	482.0	5.1	476.9	482.0	6.4	475.6
Borrowings under other lines of credit	7.0	—	7.0	7.4	—	7.4
Capital lease obligations and other	0.4	—	0.4	0.8	—	0.8

	953.8	12.4	941.4	955.2	15.5	939.7
Less current portion	(7.3)	—	(7.3)	(7.8)	—	(7.8)

	$946.5	$12.4	$934.1	$947.4	$15.5	$931.9

New Term Loan Facility

On May 14, 2015, the Company entered into a new $730.0 million senior secured term loan facility (the “New Term Loan Facility”), pursuant to a term loan agreement, among Milacron Holdings Corp., Milacron LLC, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The New Term Loan Facility matures on September 28, 2020. The New Term Loan Facility ranks equal in right of payment with all existing and future senior indebtedness of the issuers and guarantors. The New Term Loan Facility is also secured by a second-priority lien on all of the assets of the Company, Milacron LLC and the guarantors that secure the senior secured asset-based revolving credit facility (the “ABL Facility”). The interest rate applicable to the New Term Loan Facility is, at our option, equal to either (i) the published LIBOR rate, plus a margin of, depending upon the current total net leverage ratio, 3.25% (if our total net leverage ratio is less than or equal to 4.00 to 1.00) to 3.50% (if our total net leverage ratio is greater than 4.00 to 1.00) per annum or (ii) the greater of (1) the prime rate, (2) the federal funds rate plus 0.50% per annum, (3) published LIBOR rate plus 1.00% or (4) 2.00% per annum, plus depending upon the current total net leverage ratio, 2.25% (if our total net leverage ratio is less than or equal to 4.00 to 1.00) to 2.50% (if our total net leverage ratio is greater than 4.00 to 1.00) per annum. In no event will the LIBOR rate be less than 1.00% at any time. The New Term Loan Facility provides us with the right, at any time, to request one or more incremental term increases in the aggregate amount (x) $200.0 million plus (y) an unlimited amount so long as our pro forma total net secured leverage ratio does not exceed 4.00 to 1.00 plus (z) the amount of any optional prepayment of any term loan under the New Term Loan Facility to the extent not funded with proceeds of any long-term indebtedness (other than revolving indebtedness) or proceeds of any incremental term facility that effectively extends the maturity date with respect to any class of term loans under the New Term Loan Facility. The following amounts will be applied to repay the New Term Loan Facility, subject to certain thresholds, carve-outs and exceptions: (i) 100% of the net cash proceeds of any incurrence of debt by us and certain of our subsidiaries, (ii) 100% of net cash proceeds of any non-ordinary course sale or other disposition of assets by us or certain subsidiaries and (iii) 50% of our excess cash flow, subject to certain reductions.

The net proceeds from the New Term Loan Facility were used (i) to repay in full the $339.1 million principal outstanding under the Company’s existing senior secured term loan facility due March 2020 (the “Term Loan Facility”), (ii) to redeem in full the $220.0 million aggregate principal amount outstanding on our 8.375% senior secured notes due 2019 (the “Senior Secured Notes”) on May 15, 2015 at a redemption price of 106.281% of the principal amount thereof, plus accrued and unpaid interest, to, but not including May 15, 2015 and (iii) to pay a cash dividend of approximately $144.6 million to the holders of the Company’s common stock.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. Debt (continued)

In connection with these transactions, the Company recognized an $18.6 million loss on the early extinguishment of debt which is classified within loss on debt extinguishment in the Company’s Consolidated Statements of Operations. The loss on debt extinguishment includes a $13.8 million premium paid to redeem the Senior Secured Notes and the write-off of $4.8 million of deferred financing costs and debt discount associated with the Senior Secured Notes and the Term Loan Facility. The Company also capitalized an additional $5.2 million of deferred financing costs related to the issuance of the New Term Loan Facility which are being amortized over the term of the loan using the effective interest rate method.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. Debt (continued)

On June 30, 2015, in connection with the Company’s completion of its IPO, the Company repaid $248.0 million of the principal amount outstanding under the New Term Loan Facility. As a result of this repayment, the Company recognized a $3.6 million loss on the early extinguishment of debt which is classified within loss on debt extinguishment in the Company’s Consolidated Statements of Operations. The Company was in compliance with all applicable covenants as of and for the year ended December 31, 2016 and 2015.

Senior Unsecured Notes

On March 28, 2013, Milacron LLC and Mcron Financial Corp. issued $465.0 million aggregate principal amount of 7.75% senior unsecured notes due 2021 (the “Senior Unsecured Notes”) pursuant to an indenture, dated as of March 28, 2013 (the “2013 Indenture”), among Milacron LLC and Mcron Financial Corp., the guarantors party thereto and U.S. Bank National Association, as trustee and notes collateral agent. The Senior Unsecured Notes mature on February 15, 2021 and interest is payable semi-annually on February 15 and August 15 of each year. The Senior Unsecured Notes are unsecured and were issued in a private transaction that is not subject to the registration requirements of the Securities Act of 1933. The Senior Unsecured Notes are redeemable, in whole or in part, at any time on or after February 15, 2016 on the redemption dates and at the redemption prices set forth in the 2013 Indenture. In addition, the Company may redeem up to 40% of the Senior Unsecured Notes before February 15, 2016 with the net cash proceeds from certain equity offerings. The Company may also redeem some or all of the Senior Unsecured Notes before February 15, 2016 at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium. In addition, the Company may be required to make an offer to purchase the Senior Unsecured Notes upon the sale of certain assets and upon a change of control.

In March 2016, the Company repurchased approximately $0.6 million of the Company’s Senior Unsecured Notes on the open market at a discount to par. The Company was in compliance with all applicable covenants as of and for the years ended December 31, 2016 and 2015.

Senior Secured Notes

On April 30, 2012, the Company issued $275.0 million aggregate principal amount of Senior Secured Notes pursuant to an indenture, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee and notes collateral agent.

In April 2014, the Company redeemed $55.0 million of the Senior Secured Notes. The Company recorded a $2.9 million loss on the early extinguishment of debt related to the redemption that is recorded within loss on debt extinguishment in the Company’s Consolidated Statements of Operations. On May 15, 2015, the Company redeemed in full the $220.0 million aggregate principal amount outstanding on the Senior Secured Notes at a redemption price of 106.281% of the principal amount thereof, plus accrued and unpaid interest, to, but not including May 15, 2015.

Term Loan Facility

On March 28, 2013, Milacron Holdings Corp., Milacron LLC and certain domestic subsidiaries entered into a seven-year $245.0 million Term Loan Facility with JPMorgan Chase Bank, N.A. acting as administrative agent.

On March 31, 2014, the Company exercised its right to request an incremental term increase and borrowed an additional $100.0 million, net of a discount of $0.5 million, under the Term Loan Facility for the principal purpose of funding acquisitions in 2015 as well as redeeming a portion of the Senior Secured Notes. The agreement was also amended to reduce the margin on the interest rate from 3.25% to 3.00% for LIBOR loans and from 2.25% to 2.00% for non-LIBOR loans. No other significant terms of the Term Loan Facility were changed. As a result of the modification, an additional $0.8 million of related costs were deferred and were being amortized over the term of the agreement. On May 14, 2015, the Company repaid in full the $339.1 million principal amount outstanding under the Term Loan Facility.

ABL Facility

On April 30, 2012, Milacron Holdings Corp., Milacron LLC and certain subsidiaries entered into a new ABL Facility. The ABL Facility has a five-year term, bears interest at a floating rate and provides for an aggregate principal amount of $60.0 million of loans thereunder, subject to a borrowing base and other limitations. The Company has the right at any time to request up to $20.0 million of additional commitments. The existing lenders under the ABL Facility are not under any obligation to provide such additional commitments, and any increase in commitments is subject to customary conditions.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. Debt (continued)

The obligations under the ABL Facility are secured, subject to certain exceptions, by substantially all of the assets of the borrowers and the assets of the guarantors under such facility. In addition, the ABL Facility includes certain customary negative covenants that, subject to exceptions, limit the ability of Milacron Holdings Corp. to incur additional indebtedness, pay dividends or certain other distributions on its capital stock, repurchase its capital stock, prepay subordinated indebtedness, incur liens on assets, make certain investments or other restricted payments, engage in transactions with affiliates, sell certain assets, merge or consolidate with or into other companies and alter the business that it conducts.

On March 28, 2013, the ABL Facility was amended to increase the maximum borrowings under the U.S. sub-facility from $60.0 million to $70.0 million and to allow for additional borrowings of up to $30.0 million under a Canadian sub-facility, subject to a borrowing base and other limitations. The covenants and other terms of the ABL Facility were not significantly changed. As a result of this modification, an additional $1.1 million of related costs were deferred and are being amortized over the term of the amended agreement. On March 17, 2014, the Company exercised its right to increase the U.S. sub-facility of the ABL Facility by $10.0 million to $80.0 million and decrease the Canadian sub-facility by $10.0 million to $20.0 million. The covenants and other terms of the program were not changed. On October 17, 2014, the ABL Facility was amended to add a $25.0 million German sub-facility and the term was reset to five years from the date of the amendment. The covenants and other terms of the ABL Facility were not materially changed. As a result of this modification, an additional $1.3 million of related costs were deferred and are being amortized over the term of the amended agreement. On May 14, 2015, the Company amended and restated the credit agreement governing the ABL Facility to conform certain terms in the credit agreement governing the ABL Facility to the terms contained in the credit agreement governing the New Term Loan Facility.

At December 31, 2016, $16.7 million of the ABL Facility was utilized, all of which represent letters of credit, with $77.6 million available under the facility. At December 31, 2015, $14.2 million of the ABL Facility was utilized, all of which represent letters of credit, with $91.8 million available under the facility. The Company is in compliance with all covenants as of and for the years ended December 31, 2016 and 2015.

Other Borrowings

The Company has other lines of credit and capital lease arrangements with various U.S. and non-U.S. banks totaling approximately $23.5 million and $24.3 million at December 31, 2016 and 2015, respectively. These credit facilities support letters of credit, guarantees and leases in addition to providing borrowings under varying terms. At December 31, 2016, $12.0 million was outstanding with $7.4 million representing borrowings and $4.6 million representing letters of credit and bank guarantees. At December 31, 2015, $11.1 million was outstanding with $8.2 million representing borrowings and $2.9 million representing letters of credit and bank guarantees. Approximately $11.5 million and $13.2 million were available to the Company under certain conditions under these lines at December 31, 2016 and 2015, respectively. The weighted-average interest rate on short-term borrowings was 5.14% at December 31, 2016 and 5.18% at December 31, 2015.

Debt Issuance Costs

As a result of the Company’s issuance of the Senior Secured Notes in 2012, $8.9 million of debt issuance costs were capitalized and were being amortized over seven years using the effective interest rate method. Additionally, as a result of the issuance of the Term Loan Facility and the Senior Unsecured Notes in 2013, $21.3 million of debt issuance costs were capitalized and are being amortized using the effective interest rate method. As previously described, the Company recognized a $22.2 million loss on the early extinguishment of debt which is classified within loss on debt extinguishment in the Company’s Consolidated Statements of Operations for the year ended December 31, 2015. The loss on debt extinguishment includes a $13.8 million premium paid to redeem the Senior Secured Notes, the write-off of $4.8 million of debt issuance costs and debt discount associated with the Senior Secured Notes and the Term Loan Facility and $3.6 million write-off of debt issuance costs and debt discount associated with the New Term Loan Facility as a result of the repayment of $248.0 million on June 30, 2015. The Company also capitalized an additional $5.2 million of deferred financing costs related to the issuance of the New Term Loan Facility which are being amortized over the term of the loan using the effective interest rate method. Deferred financing costs are netted against long-term debt in the accompanying Consolidated Balance Sheets and the related amortization expense is included in interest expense, net in the accompanying Consolidated Statements of Operations.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. Debt (continued)

As of December 31, 2016, future minimum payments of the Company’s debt and capital lease arrangements are as follows (in millions):

2017	$0.3
2018	0.1
2019	—
2020	482.0
2021	464.4

At December 31, 2016, based on Level 2 inputs such as quoted market prices, the fair value of the New Term Loan Facility was approximately $486.8 million and the fair value of the Senior Unsecured Notes was approximately $479.5 million. The carrying amount of the Company’s other debt approximates fair value.

6. Employee Benefit Plans

Savings Plans

The Company sponsors a defined contribution plan (the “401(k) Plan”) for eligible U.S. employees. The provisions of the 401(k) Plan allow eligible employees to contribute a percentage of their compensation, not to exceed the limits established by federal income tax law and employees are immediately vested in their voluntary contributions. The Company’s contributions to the 401(k) Plan are based on matching a portion of the employee contributions and employees become vested in the Company contributions once they attain one year of credited service.

The Company also maintains defined contribution plans for eligible employees at certain of its foreign subsidiaries. Employees are immediately vested in both their voluntary and company matching contributions.

The Company recorded expense of $3.4 million, $2.7 million and $2.6 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Pension Plans

The Company sponsors three noncontributory defined benefit pension plans for certain non-U.S. employees and retirees. One plan covers certain employees in the United Kingdom and the other two plans cover certain employees in Germany. Contributions to these plans are expected to approximate benefit payments.

Components of net periodic pension cost included in the accompanying Consolidated Statements of Operations were as follows:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Service costs	$0.4	$0.4	$0.4
Interest cost	0.8	0.8	1.2
Expected return on plan assets	(0.3)	(0.3)	(0.3)
Amortization of unrecognized losses	0.2	0.3	—

Pension expense	$1.1	$1.2	$1.3

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. Employee Benefit Plans (continued)

The measurement date for all of the Company’s defined benefit pension plans is December 31. The funded status of the plans is as follows:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Change in benefit obligation:
Projected benefit obligation at beginning of year	$31.6	$35.3	$32.0
Service cost	0.4	0.4	0.4
Interest cost	0.8	0.8	1.2
Benefits paid	(0.8)	(0.8)	(0.9)
Actuarial loss (gain)	5.3	(1.0)	6.7
Foreign currency translation adjustments	(2.9)	(3.1)	(4.1)

Projected benefit obligation at end of year	$34.4	$31.6	$35.3

Change in plans assets:
Fair value of plan assets at beginning of year	$5.7	$5.6	$5.3
Employer contributions	0.5	0.3	0.3
Actual return on plan assets	1.0	0.2	0.6
Benefits paid	(0.1)	(0.1)	(0.2)
Foreign currency translation adjustments	(1.2)	(0.3)	(0.4)

Fair value of plan assets at end of year	$5.9	$5.7	$5.6

Underfunded status	$28.5	$25.9	$29.7

Amounts recognized in the Consolidated Balance Sheets consisted of:

	December 31,
	2016	2015
	(in millions)
Current accrued pension liabilities	$0.7	$0.7
Noncurrent accrued pension liabilities	27.8	25.2
Accumulated other comprehensive loss	(7.3)	(4.6)

The actuarial loss included in accumulated other comprehensive loss that is expected to be recognized in net periodic pension cost during the fiscal year ended December 31, 2017 is $0.6 million. The accumulated benefit obligation for the defined benefit plans was $33.5 million and $30.6 million at December 31, 2016 and 2015, respectively.

Estimated future benefit payments from the defined benefit plans, including the effects of future service, are as follows (in millions):

2017	$0.8
2018	0.8
2019	0.9
2020	1.0
2021	1.0
2022 - 2026	6.6

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. Employee Benefit Plans (continued)

The following table presents the weighted-average actuarial assumptions used to determine pension cost for the Company’s defined benefit plans:

	Year Ended December 31,
	2016	2015	2014
Discount rate	2.71%	2.44%	3.78%
Expected long-term rate of return on plan assets	4.72%	4.54%	5.45%
Rate of expected increase in future compensation levels	3.45%	3.36%	3.34%

The following table presents the weighted-average actuarial assumptions used to determine the projected benefit obligation for the Company’s defined benefit plans:

	December 31,
	2016	2015
Discount rate	1.80%	2.71%
Rate of expected increase in future compensation levels	3.46%	3.24%

Plan assets are held in the United Kingdom plan and in one of the plans in Germany. Plan assets are primarily invested in common/collective trusts which are valued at the net asset value (“NAV”) per share or unit multiplied by the number of shares or units held as of the measurement date. The NAV is based on the fair value of the underlying net assets owned by the fund and the NAV’s unit or per share price is quoted on a private market that may not be active. The investment objectives for the plan assets are to generate returns that will enable the plans to meet their future obligations. The Company’s expected long-term rate of return was determined based on the asset mix of the plan, projected returns, past performance and other factors. There were no transfers between the three levels of the fair value hierarchy during the years ended December 31, 2016 and 2015.

The following table sets forth by level, within the fair value hierarchy, the plans assets at fair value as of December 31, 2016 and 2015:

	Total	Level 1	Level 2	Level 3
	(in millions)
December 31, 2016
Investments:
Common/Collective trusts:
Equity	$2.7	$—	$2.7	$—
Corporate and government bonds	2.8	—	2.8	—
Cash equivalents and other	0.4	0.4	—	—

Total investments	$5.9	$0.4	$5.5	$—

December 31, 2015
Investments:
Common/Collective trusts:
Equity	$2.5	$—	$2.5	$—
Corporate and government bonds	2.7	—	2.7	—
Cash equivalents and other	0.5	0.5	—	—

Total investments	$5.7	$0.5	$5.2	$—

Other postretirement plan

The Company sponsored a postretirement medical insurance plan for certain eligible employees. During the year ended December 31, 2015, the Company terminated the plan and recognized a $1.5 million gain which is included within other expense, net on the Company’s Consolidated Statements of Operations.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. Shareholders’ Equity

At inception, the Company had 48,898,000 authorized shares of common stock and 10,000 authorized shares of preferred stock, each with a par value of $0.01 per share. On March 7, 2013, the number of common shares authorized was increased to 83,977,000. On June 25, 2015, in conjunction with the Company’s IPO, the number of preferred shares authorized was increased to 50,000,000 and the number of common shares authorized was increased to 500,000,000. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors. At December 31, 2016 and 2015, the Company has 68,473,561 and 67,296,678 common shares issued and outstanding, respectively, and no preferred shares issued or outstanding for any period.

On February 17, 2014, the Company acquired all the noncontrolling shares of Milacron Plastics Machinery (Jiangyin) Co., Ltd. for $1.9 million. As the Company already held a controlling interest, the purchase was accounted for as an equity transaction. For the year ended December 31, 2014, the Company recognized a reduction in paid-in capital of $1.6 million for the excess of par value of the purchase of the noncontrolling shares.

On May 15, 2015, the Company paid a cash dividend of $144.6 million to holders of the Company’s common stock. On June 12, 2015, the Company’s Board of Directors and stockholders approved a 106.3 for 1 stock split of the Company’s common stock. All common share and common per share amounts in the consolidated financial statements and notes thereto have been retroactively adjusted for all periods presented to give effect to this stock split.

8. Net Earnings (Loss) Per Share

The following is a reconciliation of the numerator and denominator of the basic and diluted net earnings (loss) per share (EPS) computations:

	Year Ended December 31,
	2016	2015	2014
	(in millions, except share and per share amounts)
Numerator:
Net earnings (loss) applicable to common shareholders	$30.5	$(38.8)	$(14.8)

Denominator:
Denominator for basic EPS-weighted-average common shares	67,504,065	59,925,776	52,189,580
Dilutive effect of stock-based compensation arrangements	2,625,997	—	—

Denominator for diluted EPS-adjusted weighted-average common shares	70,130,062	59,925,776	52,189,580

Basic EPS	$0.45	$(0.65)	$(0.28)

Diluted EPS	$0.43	$(0.65)	$(0.28)

The diluted EPS calculation for the year ended December 31, 2015 excludes the effect of the following outstanding stock-based awards as their effect is anti-dilutive: 6,296,789 stock options, 258,813 shares of restricted stock and 16,125 restricted stock units. The diluted EPS calculation for the year ended December 31, 2014 excludes the effect of 5,262,913 outstanding stock options as their effect is anti-dilutive. Holders of non-vested stock-based compensation awards do not have voting rights or rights to receive nonforfeitable dividends on the shares covered by the awards.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. Stock-based Compensation

The Company sponsors an equity incentive plan (the “2012 Plan”) which provides for the granting of stock options, stock appreciation rights (“SARs”), restricted stock and other stock-based awards to employees, non-employee directors and Company consultants. The Company has granted both time-based and performance-based stock options and time-based and performance-based SARs under the 2012 Plan. The time-based stock options vest in equal increments over four years in tranches for the awards granted to employees and five years in tranches for awards granted to non-employee directors and were valued using a closed form option-pricing model. The performance-based stock options only vest when specific liquidity events, as defined, occur and were valued using a Monte Carlo simulation. The performance-based stock options also contain a market condition in which the CCMP Capital Advisors, LLC (“CCMP”) Stockholders, as defined, must receive a certain multiple of their initial investment in

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. Stock-based Compensation (continued)

order for the awards to vest. The time-based stock options also contain provisions that accelerate vesting of the awards upon the occurrence of a liquidity event, as defined. The time-based SARs vest in equal increments over four years in tranches and the performance-based SARs only vest when specific liquidity events, as defined, occurs and if the CCMP Stockholders, as defined, receive a certain multiple on their initial investment.

In June 2015, the Company’s Board of Directors adopted the 2015 Equity Incentive Plan (the “2015 Plan”) which became effective upon the pricing of the Company’s IPO. The 2015 Plan allows for the granting of stock options, SARs, restricted stock awards, restricted stock units and other awards convertible into or otherwise based on shares of the Company’s common stock. All stock-based awards granted post-IPO are granted under the 2015 Plan.

Stock Options

Stock options, valued using a closed form option-pricing model, granted by the Company under the 2015 Plan vest in equal annual increments over four years.

The models utilized to value the time-based and performance-based awards granted under the 2012 Plan and 2015 Plan require the input of certain subjective assumptions, including (a) the expected stock price volatility, (b) the calculation of expected term of the award, (c) the risk-free interest rate and (d) expected dividends. Due to the lack of a public market for the trading of the Company’s common stock prior to the IPO and a lack of company-specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The computation of expected volatility is based on the historical volatility of a representative group of companies with similar characteristics to the Company. The Company believes the group selected has sufficient similar economic and industry characteristics, and includes companies that are most representative of the Company. The Company uses the simplified method as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term for the stock options granted to employees as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The expected term of the performance-based options was based on the expected time to a liquidity event, as defined. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The expected dividend yield is assumed to be zero as the Company has no current plans to pay any dividends on its common stock.

The key assumptions utilized in determining the fair value of the stock options granted during the years ended December 31, 2016, 2015 and 2014 are as follows for the various tranches:

	Time-Based Options
	Year Ended December 31,
	2016	2015	2014
Assumptions:
Expected term (years)	6.25	2.07 - 7.50	2.07 - 7.50
Expected volatility	42.00%	45.00% - 77.00%	47.00% - 77.00%
Risk-free interest rate	1.59%	0.46% - 2.31%	0.46% - 2.31%
Expected dividend yield	— %	— %	— %

	Performance-Based Options
	Year Ended December 31,
	2016	2015	2014
Assumptions:
Expected term (years)	N/A	2.07 - 4.30	2.07 - 4.30
Expected volatility	N/A	44.00% - 74.00%	44.00% - 74.00%
Risk-free interest rate	N/A	0.29% - 3.09%	0.29% - 3.09%
Expected dividend yield	N/A	— %	— %

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. Stock-based Compensation (continued)

For the stock option grants made in 2014 and January 2015, the estimated grant date fair value of the Company’s common stock, as determined by the Company’s Board of Directors, which in part relied upon a valuation from a third-party specialist, approximated $9.41, therefore, the strike prices for those grants are $9.41. In connection with the cash dividend of $144.6 million paid to the holders of the Company’s common stock in May 2015, as disclosed in Note 7, the Company made an adjustment to the exercise price of all stock options outstanding as of that date in accordance with the stock option agreements’ original terms and conditions related to anti-dilution. The dividend, $2.77 on a per share basis, reduced the exercise price of all outstanding options from $9.41 to $6.64 effective May 15, 2015. For the stock option grants made in conjunction with the Company’s IPO, the strike price was set at the opening price of $20.00. For the stock option grants made during the year ended December 31, 2016, the weighted-average strike price was $17.71. Additionally, all awards granted for the years presented expire ten years from the grant date.

The total fair value of the time-based stock options granted is being recognized into compensation expense over the requisite service period. In 2015, based on the trading price of the Company’s common stock subsequent to the IPO, the market condition related to the time-based options issued under the 2012 Plan was satisfied which resulted in the vesting of these awards and the Company’s recognition of all previously unrecognized stock-based compensation expense associated with these awards. For the years ended December 31, 2016, 2015 and 2014, compensation expense related to time-based options granted under both the 2012 Plan and 2015 Plan was $3.5 million, $10.6 million and $4.8 million, respectively.

No compensation expense was recognized during 2014 for performance-based awards. In 2015, the performance condition was satisfied in conjunction with the Company’s IPO and the market condition was satisfied based on the trading price of the Company’s common stock subsequent to the IPO which resulted in the Company’s recognition of all unrecognized stock-based compensation associated with the performance-based awards. For the year ended December 31, 2015, compensation expense related to the performance-based options was $9.2 million. As all performance-based awards were vested as of December 31, 2015 and no additional performance-based awards were granted during the year ended December 31, 2016, no compensation expense was recognized during 2016 for performance-based awards.

At December 31, 2016, the time-based stock options had unrecognized compensation expense related to nonvested options of $6.0 million which is expected to be recognized over a weighted-average remaining period of 2.5 years. Approximately $2.5 million is expected to be recognized into compensation expense in 2017 related to the time-based awards.

The following tables present combined stock option information under the 2012 Plan and the 2015 Plan as of and for the year ended December 31, 2016:

	Outstanding			Exercisable
Exercise Price	Options	Weighted- Average Remaining Contractual Term (In years)	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
$6.64	3,995,571	6.3	$6.64	3,755,843	$6.64
$16.00 - $20.00	1,171,726	8.6	19.78	267,888	20.00

Total	5,167,297	6.8	$9.62	4,023,731	$7.53

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (In years)	Aggregate Intrinsic Value (In millions)
Outstanding at December 31, 2015	6,296,789	$9.30
Granted	112,408	17.71
Exercised	(1,048,837)	6.64
Expired	(6,139)	20.00
Forfeited	(186,924)	20.00

Outstanding at December 31, 2016	5,167,297	$9.62	6.8	$48.0

Exercisable at December 31, 2016	4,023,731	$7.53	6.4	$45.0

Options expected to vest	4,979,624	$9.26	6.7	$47.9

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. Stock-based Compensation (continued)

The Company received cash proceeds from the exercise of stock options of $7.0 million and $0.4 million for the years ended December 31, 2016 and 2015, respectively. The total intrinsic value (the amount by which the stock price exceeds the exercise price of the option on the date of exercise) of the stock options exercised during the years ended December 31, 2016 and 2015 was $10.0 million and $0.4 million, respectively.

At December 31, 2016, there were 3,636,954 time-based stock options outstanding and the weighted-average grant-date fair value of time-based stock options granted during the years ended December 31, 2016, 2015 and 2014 was $7.62, $8.88 and $6.32, respectively. At December 31, 2016, there were 1,530,343 performance-based stock options outstanding and the weighted-average grant-date fair value of performance-based stock options granted during the years ended December 31, 2015 and 2014 was $4.46.

Stock Appreciation Rights

Under the 2012 Plan, the Company granted a total of 161,941 time-based SARs and 161,952 performance-based SARs with a strike price of $6.64 per share that will expire ten years from the date of grant and will only be settled in cash. The time-based awards vest in equal increments over four years in tranches and the performance-based awards only vest when specific liquidity events, as defined, occurs and if the CCMP Stockholders, as defined, receive a certain multiple on their initial investment. At December 31, 2016, there were 130,053 time-based SARs and 132,844 performance-based SARs vested and outstanding related to the 2012 Plan with a liability balance of $3.2 million, which is reported in accrued salaries, wages and other compensation in the Company’s Consolidated Balance Sheets.

In June 2015, in conjunction with the Company’s IPO, the Company granted an additional 136,441 SARs under the 2015 Plan with a strike price of $20.00 per share. These awards will vest in equal increments over four years in tranches, will expire ten years from the date of grant and will only be settled in cash. At December 31, 2016, 136,441 SARs were outstanding with 34,108 vested related to the 2015 Plan and there was no liability associated with these awards. For the years ended December 31, 2016 and 2015, the Company recorded compensation expense of $1.8 million and $1.6 million, respectively, related to SARs granted under both the 2012 Plan and 2015 Plan.

Restricted Stock Awards

In June 2015, in conjunction with the Company’s IPO, 266,313 shares of restricted common stock were granted with a fair value of $20.00 per share. In 2016, 180,571 shares of restricted common stock were granted with a weighted-average fair value of $15.86 per share. All shares of restricted common stock vest at the end of three years. At December 31, 2016, there were 366,827 restricted stock awards outstanding and there is unrecognized compensation expense of $3.2 million associated with these awards which is expected to be recognized over a weighted-average period of 1.9 years. For the years ended December 31, 2016 and 2015, the Company recorded compensation expense of $1.4 million and $0.7 million, respectively, and approximately $1.8 million is expected to be recognized into compensation expense in 2017.

Restricted Stock Units

In June 2015, in conjunction with the Company’s IPO, 16,125 restricted stock units were granted with a fair value of $20.00 per share and vested two business days after the public disclosure in 2016 of the Company’s financial results for fiscal year 2015. In 2016, 29,274 restricted stock units were granted with a fair value of $14.69 per share and will vest one year from the date of grant.

10. Derivative Financial Instruments

In the normal course of business, including the purchasing of materials and selling of products, the Company is exposed to certain risks related to fluctuations in foreign currency exchange rates. The Company uses foreign currency forward exchange contracts to manage risks from these market fluctuations. The Company currently hedges its risk relative to fluctuations in the Canadian dollar, Euro and Japanese yen for forecasted cash outflows denominated in these currencies. The Company had foreign currency forward exchange contracts denominated in these currencies outstanding with notional amounts totaling $7.0 million at December 31, 2016 and $10.3 million at December 31, 2015. As of December 31, 2016, all of the Company’s outstanding instruments mature within the next 6 months.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. Derivative Financial Instruments (continued)

The Company’s derivative instruments discussed above are designated as cash flow hedges and the fair value of these derivative instruments was $0.6 million at December 31, 2016 and are included in other current liabilities in the Company’s Consolidated Balance Sheets and $0.1 million at December 31, 2015 and are included in prepaid and other current assets in the Company’s Consolidated Balance Sheets.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. Derivative Financial Instruments (continued)

The following table provides the effect of the Company’s designated cash flow hedges on the Company’s Consolidated Financial Statements for the years ended December 31, 2016, 2015 and 2014:

Type of instrument:	Gain (Loss) Recognized in OCI on Derivative (Effective Portion)	Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
	(in millions)
2016
Foreign exchange contract	$0.5	$1.1

2015:
Foreign exchange contract	$(0.5)	$(3.6)

2014:
Foreign exchange contract	$(3.7)	$(3.0)

All gains (losses) that are reclassified from accumulated other comprehensive income (loss) into income (effective portion) are classified in (gain) loss on currency translation or cost of sales within the Company’s Consolidated Statements of Operations. The gain (loss) recognized related to the ineffective portion of the derivative instruments was immaterial for all periods presented. During the year ended December 31, 2016, the Company recorded a net gain of $1.1 million related to the settlement of forward exchange contracts which were designated as cash flow hedges. During the years ended December 31, 2015 and 2014, the Company recorded net losses of $3.6 million and $3.0 million, respectively, related to the settlement of forward exchange contracts which were designated as cash flow hedges.

The Company estimates fair value of its financial instruments utilizing an established three-level hierarchy. The hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date as follows:

•	Level 1-Valuation is based upon unadjusted quoted prices for identical assets or liabilities in active markets.

•	Level 2-Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial statements.

•	Level 3-Valuation is based upon other unobservable inputs that are significant to the fair value measurements.

The classification of fair value measurements within the established three-level hierarchy is based upon the lowest level of input that is significant to that measurement. The fair values of the Company’s derivative instruments were measured using valuations based upon quoted prices for similar assets and liabilities in active markets (Level 2) and are valued by reference to similar financial instruments, adjusted for terms specific to the contracts. There were no transfers between the three levels of the fair value hierarchy during any period presented. The derivative assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015 were as follows:

	Total	Level 1	Level 2	Level 3
	(in millions)
December 31, 2016
Foreign currency forward contracts (liability position)	$0.6	$—	$0.6	$—

December 31, 2015
Foreign currency forward contracts (asset position)	$0.1	$—	$0.1	$—

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. Derivative Financial Instruments (continued)

The Company also enters into derivative instruments (forwards) to economically hedge the impact of fluctuations in the Indian rupee. During the years ended December 31, 2015 and 2014, the Company recognized gains of $0.1 million and $0.6 million, respectively, related to the changes in fair value of these derivative instruments not designated as hedges. These gains and losses are recognized immediately within the Company’s Consolidated Statements of Operations and are classified within (gain) loss on currency translation. The fair value of these derivative instruments not designated as hedges at December 31, 2016 was de minimis.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. Accumulated Other Comprehensive Income (Loss)

The following table summarizes the changes in the accumulated balances for each component of accumulated other comprehensive income (loss):

	Foreign Currency Translation	Unrecognized Post- Retirement Plan Losses	Derivative Financial Instruments	Total
	(in millions)
Balance at December 31, 2013	$3.7	$(1.5)	$(1.8)	$0.4
Other comprehensive loss before reclassifications	(49.1)	(4.1)	(3.7)	(56.9)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	2.4	2.4

Other comprehensive loss	(49.1)	(4.1)	(1.3)	(54.5)

Balance at December 31, 2014	(45.4)	(5.6)	(3.1)	(54.1)
Other comprehensive (loss) income before reclassifications	(59.1)	2.2	(0.4)	(57.3)
Amounts reclassified from accumulated other comprehensive income (loss)	—	(1.2)	3.5	2.3

Other comprehensive (loss) income	(59.1)	1.0	3.1	(55.0)

Balance at December 31, 2015	(104.5)	(4.6)	—	(109.1)
Other comprehensive (loss) income before reclassifications	(45.5)	(2.9)	0.5	(47.9)
Amounts reclassified from accumulated other comprehensive income (loss)	—	0.2	(1.1)	(0.9)

Other comprehensive loss	(45.5)	(2.7)	(0.6)	(48.8)

Balance at December 31, 2016	$(150.0)	$(7.3)	$(0.6)	$(157.9)

The following table summarizes the reclassifications out of accumulated other comprehensive income (loss) during the years ended December 31, 2016, 2015 and 2014:

	Classification	Year Ended December 31,
	of Expense	2016	2015	2014
		(in millions)
Unrealized pension and post-retirement obligations:
Adjustment of pension and post-retirement obligations	(a)	$(0.2)	$1.2	$—
Tax benefit	(c)	—	—	—

Adjustment of pension and post-retirement obligations, net of tax		(0.2)	1.2	—
Derivative financial instruments:
Gain (loss) on derivative financial instruments	(b)	1.1	(3.6)	(3.0)
Tax benefit	(c)	—	0.1	0.6

Gain (loss) on derivative financial instruments, net of tax		1.1	(3.5)	(2.4)

Total reclassifications from accumulated other comprehensive income (loss)		$0.9	$(2.3)	$(2.4)

(a)	Amount is included in the calculation of pension cost within cost of sales and selling, general and administrative expense in the Company’s Consolidated Statements of Operations.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. Accumulated Other Comprehensive Income (Loss) (continued)

(b)	Amount is included in cost of sales and (gain) loss on currency translation in the Company’s Consolidated Statements of Operations.
(c)	These amounts are included in income tax expense in the Company’s Consolidated Statements of Operations.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. Restructuring Reserves

2016 Actions

On September 30, 2016, the Company’s wholly-owned subsidiary Ferromatik Milacron GmbH entered into an agreement with its local works council setting forth a restructuring plan related to its manufacturing facility in Malterdingen, Germany whereby certain operational functions will be shifted to the Company’s operations in the Czech Republic. The Company expects to incur severance and other related costs of approximately $13.0 million to $15.0 million. Substantially all of these costs will result in future cash expenditures and are expected to be substantially complete by the end of 2017. As the employees are required to render service in order to receive the termination benefits, the associated liability will be recognized ratably over the future service period. During the year ended December 31, 2016, the Company recognized $3.3 million of expense and these amounts are included within other expense, net in the Company’s Consolidated Statements of Operations. The total remaining liability related to this plan was $2.6 million as of December 31, 2016.

2015 Actions

The Company recorded severance expense of $6.6 million for the year ended December 31, 2015 related to the Company’s organizational redesign initiatives in Europe including the consolidation of certain manufacturing operations to the Czech Republic. These amounts are included within other expense, net in the Company’s Consolidated Statements of Operations. The total remaining liability under these severance-related actions, which is included within other current liabilities in the Company’s Consolidated Balance Sheets, was $0.3 million as of December 31, 2016 compared to $1.9 million as of December 31, 2015.

In connection with the Company’s organizational redesign initiatives in Europe, the Company has committed to a plan to sell two separate facilities, one located in Mechelen, Belgium and one located in Magenta, Italy. As of December 31, 2016, the Mechelen, Belgium facility met the held-for-sale criteria set forth in U.S. GAAP, resulting in the classification of $3.2 million of property and equipment as held-for-sale and is classified within prepaid and other current assets in the Consolidated Balance Sheets. During the fourth quarter of 2016, the Company determined the Magenta, Italy facility no longer met the held-for-sale criteria as it was no longer probable it would be sold within one year which resulted in $5.5 million being reclassified to property and equipment. The Mechelen, Belgium facility is reported within the Melt Delivery and Control Systems segment and the Magenta, Italy facility is reported within the Advanced Plastic Processing Technologies segment.

13. Related-Party Transaction

The Company executed an advisory services and monitoring agreement with CCMP on April 30, 2012 that provides a quarterly advisory fee to CCMP. The Company incurred $0.3 million and $0.5 million of expense for the years ended December 31, 2015 and 2014, respectively, related to the advisory services and monitoring agreement and these costs are included within selling, general and administrative expenses within the Company’s Consolidated Statements of Operations. In connection with the Company’s IPO, the advisory services and monitoring agreement between the Company and CCMP was terminated.

14. Commitments and Contingencies

The Company is obligated under various non-cancelable operating leases for equipment and facilities, some of which contain renewal options. At December 31, 2016, future minimum lease commitments under non-cancelable operating leases were approximately $21.6 million with required payments of $8.8 million in 2017, $5.7 million in 2018, $3.5 million in 2019, $1.9 million in 2020, $0.9 million in 2021, and $0.8 million thereafter. The Company recorded $12.1 million, $11.0 million and $11.8 million of rent expense for the years ended December 31, 2016, 2015 and 2014, respectively.

The Company is involved in environmental remedial investigations and actions at certain locations where the Company has been designated a potentially liable party. The Company is also from time to time involved in various other loss contingencies, including tax and legal contingencies that arise during the normal course of business. The Company accrues for a loss contingency when it is probable that a liability has been incurred and the amount of such loss can be reasonably estimated. Accruals for estimated losses from environmental remediation obligations are recognized no later than the

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. Commitments and Contingencies (continued)

completion of a remediation feasibility study. The accruals are adjusted as further information becomes available or circumstances change. Environmental costs have not been material at the Company’s sites. At this time, the Company believes that the results of any such contingencies, either individually or in the aggregate, will not have a materially adverse effect on the Company’s results of operations or financial condition. However, the outcome of any litigation cannot be predicted with certainty. An unfavorable resolution of one or more pending matters could have a materially adverse impact on the Company’s results of operations or financial condition in the future.

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. Business Segment Information

The Company’s operations are principally managed based upon the products that are produced and are comprised of three operating segments, which are the same as the Company’s reportable segments: Advanced Plastic Processing Technologies, Melt Delivery and Control Systems and Fluid Technologies. The factors for determining the Company’s reportable segments include the manner in which management evaluates performance combined with the nature of the individual business activities. The Company evaluates the performance of its segments based on net sales and operating earnings. Operating earnings includes net sales to third parties, related cost of sales and operating expenses directly attributable to the segments. Operating earnings for each segment excludes items that are of a non-operating nature or are of a corporate or functional governance nature. Costs excluded from segment operating earnings include interest expense, income taxes and various corporate expenses such as transaction costs associated with the acquisition of certain businesses, stock-based compensation expense and other separately managed general and administrative costs. The effects of intersegment transactions have been eliminated.

The Advanced Plastic Processing Technologies segment is a global leader in the manufacture, distribution and service of equipment and products used in the plastic technology and processing industry, including injection molding, blow molding and extrusion applications with its principal operations located in the U.S., Germany, Italy, Czech Republic and India. The segment also sells specialty and peripheral equipment for plastic processing as well as replacement parts for machinery products. The Melt Delivery and Control Systems segment, which has major operations in the U.S., Canada, Germany and China, is a global leader in the manufacture of plastic delivery and precision control systems which are recurring, consumable sales for injection molding applications. The Melt Delivery and Control Systems segment sells highly engineered, technically advanced hot runner systems, process control systems, mold bases, mold components, aftermarket parts and related technologies and services for injection molding, as well as MRO supplies for plastic processing operations. The Fluid Technologies segment has major blending facilities in the U.S., The Netherlands and South Korea and is a leading manufacturer of premium coolants, lubricants, process cleaners and corrosion inhibitors that are used in a variety of metalworking industries. Effective January 1, 2016, the Advance Plastic Processing Technologies segment includes our MPET product line that had previously been reported in the Melt Delivery and Control Systems segment. This reclassification more closely reflects the change in management of this product line and its related growth opportunities. Prior year results have been reclassified to reflect the segment change. For the years ended December 31, 2015 and 2014, the MPET product line had revenue of $6.8 million and $8.3 million and operating losses of $1.2 million and $2.5 million, respectively.

The following table summarizes total assets by segment:

	December 31, 2016	December 31, 2015
	(in millions)
Advanced Plastic Processing Technologies	$503.0	$501.1
Melt Delivery and Control Systems	1,003.8	1,029.3
Fluid Technologies	141.6	141.7
Corporate	73.6	24.2

Total assets	$1,722.0	$1,696.3

The following table summarizes long-lived assets by segment:

	December 31, 2016	December 31, 2015
	(in millions)
Advanced Plastic Processing Technologies	$121.4	$110.0
Melt Delivery and Control Systems	101.0	90.3
Fluid Technologies	15.2	15.4
Corporate	6.1	6.1

Total long-lived assets	$243.7	$221.8

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. Business Segment Information (continued)

The following tables summarize segment information:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Net sales to external customers:
Advanced Plastic Processing Technologies	$663.9	$680.8	$684.1
Melt Delivery and Control Systems	389.9	383.5	398.4
Fluid Technologies	112.9	115.2	128.8

Total net sales to external customers	$1,166.7	$1,179.5	$1,211.3

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Operating earnings (loss):
Advanced Plastic Processing Technologies	$34.9	$55.3	$49.4
Melt Delivery and Control Systems	91.4	52.1	59.7
Fluid Technologies	17.4	12.9	13.5
Corporate	(38.1)	(48.5)	(37.5)

Total operating earnings	$105.6	$71.8	$85.1

Capital expenditures:
Advanced Plastic Processing Technologies	$30.4	$29.4	$22.9
Melt Delivery and Control Systems	24.4	19.5	15.8
Fluid Technologies	1.8	1.2	1.8
Corporate	0.7	2.6	0.9

Total capital expenditures	$57.3	$52.7	$41.4

Depreciation and amortization:
Advanced Plastic Processing Technologies	$20.3	$19.9	$22.6
Melt Delivery and Control Systems	33.2	35.7	39.9
Fluid Technologies	5.5	6.7	8.9
Corporate	0.9	0.4	0.2

Total depreciation and amortization	$59.9	$62.7	$71.6

The following tables summarize net sales to external customers and long-lived assets by geographic region:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Net sales to external customers:
United States	$546.1	$576.0	$541.6
Rest of World	620.6	603.5	669.7

Total net sales to external customers	$1,166.7	$1,179.5	$1,211.3

	December 31, 2016	December 31, 2015
	(in millions)
Long-lived assets:
United States	$80.3	$78.3
Rest of World	163.4	143.5

Total long-lived assets	$243.7	$221.8

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. Summarized Quarterly Financial Information (Unaudited)

Earnings per share for each quarter and year are calculated individually and may not sum to the total for the year.

	2016 Quarter Ended
	March 31	June 30	September 30	December 31	Full Year
	(in millions, except per share data)
Net sales	$277.3	$308.1	$292.2	$289.1	$1,166.7
Manufacturing margins	$96.1	$107.3	$99.7	$92.7	$395.8
Operating earnings	$32.0	$35.7	$29.1	$8.8	$105.6
Net earnings attributable to Milacron Holdings Corp.	$9.8	$12.9	$6.7	$1.1	$30.5
Basic EPS	$0.15	$0.19	$0.10	$0.02	$0.45
Diluted EPS	$0.14	$0.18	$0.10	$0.02	$0.43

	2015 Quarter Ended
	March 31	June 30	September 30	December 31	Full Year
	(in millions, except per share data)
Net sales	$279.2	$301.3	$292.7	$306.3	$1,179.5
Manufacturing margins	$97.9	$104.2	$101.3	$100.5	$403.9
Operating earnings	$7.4	$19.6	$11.0	$33.8	$71.8
Net (loss) earnings attributable to Milacron Holdings Corp.	$(15.9)	$(27.2)	$(11.2)	$15.5	$(38.8)
Basic EPS	$(0.30)	$(0.51)	$(0.17)	$0.23	$(0.65)
Diluted EPS	$(0.30)	$(0.51)	$(0.17)	$0.22	$(0.65)

MILACRON HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17. Subsequent Events

On February 15, 2017, Milacron LLC, a wholly-owned subsidiary of the Company, entered into a new $947.0 million senior secured term loan facility with a maturity date of September 28, 2023 (“2017 Term Loan Facility”) pursuant to an amendment of the Company’s existing New Term Loan Facility. The net proceeds from the 2017 Term Loan Facility, together with cash on-hand, were used to redeem in full $464.4 million aggregate principal amount outstanding of our Senior Unsecured Notes, repay in full $482.0 million aggregate principal amount outstanding under our existing New Term Loan Facility and pay fees and expenses associated with these transactions. The 2017 Term Loan Facility was priced at 99.625% of the principal amount and bears interest at a rate per annum equal to an applicable margin or applicable rate plus, at our option, either (a) a base rate determined by the reference to the highest of (1) the prime commercial lending rate publicly announced by the administrative agent of the 2017 Term Loan Facility as the “prime rate” as in effect on such day, (2) the federal funds effective rate plus 0.50%, and (3) the LIBOR rate determined by reference to the cost of funds for Eurodollar deposits for an interest period of one month, plus 1.00% or (b) a LIBOR rate (which shall be no less than 0.00%) determined by reference to the costs of funds for Eurodollar deposits for the specified interest period, as adjusted for certain statutory reserve requirements. The applicable margins for borrowings are (i) 2.00% with respect to base rate borrowings and 3.00% with respect to LIBOR borrowings, subject to compliance with a total net leverage ratio of greater than 3.50 to 1.00 and (ii) 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR borrowings, subject to compliance with a total net leverage ratio not to exceed 3.50 to 1.00.

On February 16, 2017, Milacron LLC, a wholly-owned subsidiary of the Company, entered into interest rate swap transactions effective February 2018 to February 2022 with a notional amount of $400.0 million. The interest rate swaps are intended to manage the Company’s interest rate risk by fixing the interest rate on a portion of the Company’s debt outstanding under the 2017 Term Loan Facility that was previously subject to a floating interest rate equal to 1-month LIBOR plus a credit spread. The swaps provide for the Company to pay a fixed rate of 2.062% per annum on such portion of the outstanding debt in exchange for receiving a variable interest rate based on 1-month LIBOR. The effect is a synthetically fixed rate of 2.062% plus the loan spread for the term and debt hedged.